Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statements Nos. 33-79826 and 333-153061 on Form S-8 of Newfield Exploration Company, of our report dated June 26, 2009, relating to the statements of net assets available for benefits as of December 31, 2008 and 2007 and the related statement of changes in net assets available for benefits for the year ended December 31, 2008, and the related schedule of assets (held at end of year) of the Newfield Exploration Company 401(k) Plan as of December 31, 2008.

/s/ McConnell & Jones LLP
 Houston, Texas
 June 26, 2009

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